Exhibit 99.1

ARC DOCUMENT SOLUTIONS TO SHOWCASE SKYSITE AT MARCH 6 INVESTOR DAY
Company to Demonstrate New Technology Solutions and Introduce Recently Appointed CFO at Las Vegas Event; ARC Reaffirms 2014 Annual Guidance in Advance of February 24 Earnings Report

Walnut Creek, CA - February 2, 2015 - ARC Document Solutions, Inc., (NYSE: ARC), the nation’s leading document solutions provider for the architecture, engineering, and construction (AEC) industry, announced today that it will be holding an investor day in Las Vegas on Friday, March 6, 2015. Planned events include demonstrations of SKYSITETM, its recently released cloud-based, document distribution solution for the construction industry, as well as demonstrations of how its technology, innovation and scale in the marketplace create significant competitive advantages. Attendees can also expect a customer discussion panel, management presentations, and an opportunity to meet Jorge Avalos, ARC’s recently appointed Chief Financial Officer, and other members of senior management.
“We look forward to presenting SKYSITE and the rest of our product and service portfolio,” said K. ‘Suri’ Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “As many of our investors know, we have capitalized on our domain expertise, our experience in developing technology, and the inherent creativity and drive in our people to reinvent ARC in the aftermath of the recession and the subsequent economic downturn. This event will be a great opportunity to put our products in our investors’ hands, demonstrate the power and efficiency of services like archiving and information management and MPS, share the perspectives of our customers, and spend time face-to-face with the investing community.”
In addition to Mr. Suriyakumar and Mr. Avalos, the following leaders from ARC will also be in attendance.

•	Rahul Roy, Chief Technology Officer

•	Dilo Wijesuriya, Chief Operating Officer

•	John Zulli III, Executive Vice President, North American Operations

•	Ted Buscaglia, Executive Vice President, Global Solutions

•	Patrick Welch, Executive Vice President, Sales

Registration and venue information for the event in Las Vegas will be available beginning February 9, 2015, on the ARC Document Solutions Investor Relations website. Immediate interest in attending can be expressed by contacting David Stickney, Vice President Communications and Investor Relations, at 925-949-5114, or via email at david.stickney@e-arc.com.

Earnings Report Update:
In a related announcement, and ahead of its fourth quarter and 2014 fiscal year earnings report scheduled for February 24, 2015, ARC Document Solutions reaffirmed its annual adjusted earnings per share in 2014 to be in the range of $0.24 to $0.27 on a fully diluted basis. The company’s outlook for annual adjusted cash flow from operations remains in the range of $52 million to $54 million, and the outlook for annual adjusted EBITDA remains in the range of $71 million to $74 million.

A news release announcing the period’s results will be disseminated on Tuesday, February 24, 2015, after the market close. ARC will also hold a conference call with investors and analysts on February 24, 2015, at 5 P.M. Eastern Time.

To access the live audio call, dial 888-500-6950. International callers may join the conference by dialing 719-325-2484. The conference ID number is 2292169. A live webcast will also be made available on the investor relations page of ARC Document Solutions’ website at www.e-arc.com.

A replay of the call will be available for five days after the call's conclusion. To access the replay, dial 888-203-1112. International callers may access the replay by dialing 719-457-0820. The conference ID number is 2292169. The webcast will also be made available at www.e-arc.com for approximately 90 days following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to store, access and produce documents. ARC provides its solutions onsite in more than 8,300 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "expect," "planned," “looking forward,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications
Email: david.stickney@e-arc.com
925-949-5114